EXHIBIT 5.1

May 11, 2001

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on or about May 14, 2001 in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of your Common Stock reserved for issuance under the Amended and Restated 1996 Employee Stock Purchase Plan (the "Shares"). As your counsel in connection with these transactions, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

    It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                      Very truly yours,

                      VENTURE LAW GROUP
                      A Professional Corporation

                      /s/ VENTURE LAW GROUP